UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 10, 2020

Date of Report (Date of earliest event reported)

Tocagen Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38052	26-1243872
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4445Eastgate Mall, Suite 200 San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 412-8400

4242 Campus Point Court, Suite 600

San Diego, California 92121

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TOCA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.02 Termination of a Material Definitive Agreement.

On April 10, 2020, we made a prepayment of $4.8 million under our amended and restated loan and security agreement with Oxford Finance LLC and Silicon Valley Bank, our Lenders, as amended, or Loan Agreement, which amount was used to prepay (i) the remaining outstanding principal of the term loans under the Loan Agreement, or Term Loans, of $4.4 million, plus all accrued and unpaid interest thereon, (ii) the remaining final payment with respect to the Term Loans and (iii) all outstanding Lenders’ expenses as of the date of such prepayment. In connection with our prepayment, the Loan Agreement was terminated and the Lenders consented to the release of all liens under the Loan Agreement on our assets, including intellectual property. Balances under the Loan Agreement accrued interest at the prime rate plus 3.75%, subject to a floor of 8.50%.  The Term Loans were set to mature in December 2022 with interest only payments through January 1, 2020 followed by 36 monthly payments of principal and interest. The Loan Agreement contained customary conditions of borrowing, events of default and covenants, including covenants that restricted our ability to dispose of assets, merge with or acquire other entities, incur indebtedness and make distributions to holders of our capital stock. If an event of default would have occurred, including the occurrence of a material adverse change, we would have been liable for immediate repayment of all obligations under the Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tocagen Inc.

Date: April 15, 2020	By:	/s/ Mark Foletta
Mark Foletta
Chief Financial Officer